BOWKER, BROWN & CO.
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INTERMEDIARY AGREEMENT

        This agreement confirms the understanding between Bowker, Brown & Co., (Consultant) and JEVIC Transportation, Inc. (Buyer) in regard to the possible acquisition of stock or assets of BOSTON BUFFALO EXPRESS, INC. brought forward by Bowker, Brown & Co. It is understood that Consultant will act only on behalf of Buyer as Buyer's agent and only in the interest of Buyer, until such time as Buyer withdraws from active consideration of the acquisition.

         In the event an acquisition or merger is consummated by the Buyer, or a business the Buyer controls, the Buyer agrees to pay a fulfillment fee to the Consultant, as a Buyer disbursement at closing, in the amount of 7% of the purchase price.

         The full amount of the fee will apply whether the purchase is for all assets or stock or less than the total, and regardless of the method of payment; whether it be stock, cash, notes or other debt instruments, covenants not to compete or deferred compensation to the owner.


Accepted: JEVIC Transportation, Inc.


By: /s/                                      Title: /s/
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Date: October 1996                                    SIGNATURES ON FILE


                                                           3926 South Nine Drive
                                                               Valrico, FL 33594